Exhibit 99

MK GOLD COMPANY

Eagle Gate Tower

60 East South Temple, Suite 2100

Salt Lake City, Utah, U.S.A., 84111-1033

Phone: (801) 297-6900/Fax: (801) 297-6950

FOR IMMEDIATE RELEASE

MK GOLD COMPANY ANNOUNCES GRANTING

OF REGIONAL INCENTIVES SUBSIDY FOR THE

LAS CRUCES COPPER PROJECT

SALT LAKE CITY, UTAH, May 9, 2003—MK Gold Company [OTCBB:MKAU] (“the Company”) today announced that the Ministry of Economy for Spain has granted and Cobre Las Cruces, S.A. (“CLC”), a wholly owned subsidiary of the Company, has accepted a Regional Incentives Subsidy of 36.9 million euros (approximately U.S.$40.5 million at an exchange rate of .91 euros per dollar) for the development of the Las Cruces Copper Project (the “Project”). Cobre Las Cruces owns the Project, which is a high-grade copper deposit in the Iberian Pyrite Belt, 20 kilometers northwest of Seville, Spain.

Receipt of the subsidy, which was previously authorized by the European Union, is subject to several conditions, including job creation, minimum equity requirements for CLC, and qualifying capital expenditures of 264 million euros (approximately U.S.$290 million) for engineering, plant, land and equipment. In order to receive the subsidies, at least 25% of the qualifying capital expenditures must be incurred by March 27, 2004 and the full amount of the qualifying capital expenditures must be incurred by March 27, 2006. Once the above-mentioned conditions have been met, the Company will be eligible to receive the subsidy.

The Company has submitted other subsidy applications to the regional government of Andalusia which, if granted, could provide additional funds for the development of the Project. The regional government is in the final steps of reviewing these applications.

MK Gold is in the business of exploring for, acquiring, developing and mining mineral properties. Currently, the Company’s primary focus is the development of the Las Cruces copper mining project, in Spain. The Company is incorporated in Delaware and its executive offices are located at 60 East South Temple, Suite 2100, Salt Lake City, Utah 84111.

For further information, contact John Farmer at 801-297-6900, or visit MK Gold Company’s website at www.mkgold.com.

Cautionary Statement for Forward Looking Information

This press release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Litigation Reform Act of 1995. The Company assumes no obligation to update these statements to reflect actual results, changes in assumptions or other factors. The Company’s forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Without limitation, these risks and uncertainties include the Company’s dependence on a single mining project, the Company’s need for financing and government approval to develop the project, potential delays in development, imprecision of reserve estimates and other estimates relating to the Las Cruces project, uncertainties associated with government subsidies, volatility of copper prices, currency fluctuations, international political instability, the Company’s significant level of indebtedness, risks associated with mining operations and development in foreign countries, risks associated with environmental and other laws and regulations, competition, risks associated with the potential loss of key executives, and risks relating to the Company’s majority shareholder and lender. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its shareholders and periodic reports on forms 10-K and 10-Q.